UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 30, 2012

THOMPSON CREEK METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-33783	98-0583591
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

26 West Dry Creek Circle
Suite 810
Littleton, Colorado 80120

(Address of Principal Executive Offices)

(303) 761-8801

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 2.04              Triggering Events that Accelerate or Increase a Direct Financial Obligation.

On Sept 30 2012, Thompson Creek Metals Company Inc. (the “Company”) terminated a severance plan under which certain of its employees were participants.    The severance plan was put into place in 2004.  Under the terms of the plan, the participants accrued benefits based on years of service with the Company which were to be paid upon termination by the Company without cause and certain other circumstances.  In connection with termination of the plan, the Company has agreed to pay the participants the amounts that had accrued to such individuals as of September 30, 2012 on the earlier of October 15, 2013 and the applicable participant’s separation of service with the Company.   The Company expects to pay approximately $14 million in cash in connection with termination of this plan, approximately $9 million of which the Company had set aside for purposes of paying obligations under the plan. In connection with the termination of the plan, the Company expects to incur a charge of approximately $2 million in the third quarter of 2012.

This Form 8-K contains ‘‘forward-looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 , Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934  and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the word “expect” and similar expressions.  Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.   The reader is cautioned not to place undue reliance on these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMPSON CREEK METALS COMPANY INC.

	By:	/s/ Wendy Cassity
Date: October 4, 2012	Name:	Wendy Cassity
	Title:	Vice President, General Counsel and Secretary